Exhibit 23

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

June 28, 2019

Citigroup Global Markets Holdings Inc.

390 Greenwich Street

New York, NY 10013

Citigroup Inc.

Citigroup Global Markets Holdings Inc.

Registration Statement on Form S-3 (Registration Statement No. 333-224495)

Ladies and Gentlemen:

We have acted as tax counsel to Citigroup (the “Company”) and Citigroup Global Markets Holdings Inc. (“CGMHI”) in connection with the issuance from time to time of (i) the Company’s debt securities, common stock warrants, index warrants, preferred stock, depositary shares, stock purchase contracts, stock purchase units and common stock and (ii) CGMHI’s debt securities (collectively, the “Program Securities”) pursuant to a shelf registration statement on Form S-3 (Registration Statement No. 333-224495, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2018. We did not advise the Company or CGMHI in connection with the preparation and filing of the Registration Statement, including the preparation and filing of a form of prospectus, dated May 14, 2018 (the “Prospectus”), for the purpose of registering the issuance of Program Securities under the Securities Act of 1933, as amended (the “Securities Act”),

We hereby consent to references to Shearman & Sterling LLP, solely in our capacity as tax counsel to the Company and CGMHI, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement forming part of the Prospectus prepared and filed by the Company or CGMHI with the SEC relating to the offer and sale of any Program Securities. The issuance of such consent does not concede that we are “Experts” for purposes of the Securities Act.

Very truly yours, /s/ Shearman & Sterling LLP